Exhibit 10.1

Form of Restricted Stock Unit Agreement
2024 Equity Incentive Plan

CULLEN/FROST BANKERS, INC.
RESTRICTED STOCK UNIT AGREEMENT
This Restricted Stock Unit Agreement (the “Agreement”) is made and entered into this [•] day of [•], [•] (the “Grant Date”) by and between Cullen/Frost Bankers, Inc. (the “Company”) and [•] (the “Participant”), pursuant to the Cullen/Frost Bankers, Inc. 2024 Equity Incentive Plan (the “Plan”). All terms and provisions of the Plan are hereby incorporated into and shall govern the Agreement except where general provisions of the Plan are superseded by particular provisions of the Agreement. All capitalized terms used in the Agreement shall have the same meaning given the terms in the Plan.
1.Grant of Restricted Stock Units. Subject to the terms and provisions of this Agreement and the Plan, the Company hereby grants the Participant as of the date hereof, [•] Restricted Stock Units (hereinafter referred to as the “Award”).
2.Vesting of Restricted Stock Units. Subject to the terms of this Agreement and the Plan, the Award shall vest on the [•] anniversary of the Grant Date (the “Vesting Date”). The Award shall vest, provided that the terms and conditions of the Plan have been met and provided, further, that the Participant remains employed by the Company on the Vesting Date (except as otherwise provided in this Agreement). Upon the Vesting Date or such earlier vesting date as otherwise provided in this Agreement, the Award shall be promptly paid out in Shares.
3.Dividend Equivalents. Prior to the vesting, expiration, or other termination of the Award, the Participant shall have the right to receive dividend equivalent payments based on the regular cash dividends paid or distributed on the Shares underlying the Award, which dividend equivalents shall be paid to the Participant in cash upon the date that regular cash dividends are paid to shareholders.
4.Termination of Employment. In the event that the Participant’s employment terminates because of death or Disability, the Award shall vest and be immediately payable. In the event that the Participant terminates employment on or after the date the Participant reaches age 65 (hereinafter referred to as “Retirement”) but prior to the Vesting Date, the Award shall continue to vest and be payable on the Vesting Date.
Except as set forth in this paragraph 4 and in paragraph 5 below, in the event that a Participant’s employment with the Company is terminated for any reason other than death, Disability or Retirement, prior to the Vesting Date, then the Award shall be forfeited for no consideration upon such termination of employment.
5.Change in Control. In accordance with Section 15.1(a) of the Plan, the Award shall become immediately fully vested as of the effective date of Participant’s termination of employment by the Company without Cause or by the Participant for “Good Reason” within the twenty-four (24) month period following a Change in Control.
“Good Reason” means without a Participant’s express written consent, the occurrence of any one or more of the following:

a.The assignment of the Participant to duties materially inconsistent with the Participant’s authorities, duties, responsibilities, and status (including offices and reporting requirements) as an employee of the Company in effect immediately preceding the Change in Control, or a reduction or alteration in the nature or status of the Participant’s authorities, duties, or responsibilities from those in effect immediately preceding the Change in Control;

b.The Company’s requiring the Participant to be based at a different location if the distance between such different location and the Participant’s current primary residence is at least fifty (50) miles greater than the distance between the location at which the Participant was based immediately preceding the

Change in Control and the Participant’s current primary residence (for the avoidance of doubt, required travel on the Company’s business to the extent substantially consistent with the Participant’s business obligations as of the effective date of the Change in Control shall not constitute the Company’s requiring the Participant to be based at a different location);

c.A material reduction in the Participant’s Base Salary or Target Bonus as in effect on the effective date of the Change in Control or as the same may be increased from time to time;

d.A material reduction in the Participant’s level of participation in any of the Company’s short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements, in which the Participant participates immediately preceding the Change in Control; provided, however, that reductions in the levels of participation in any such plans shall not be deemed to be “Good Reason” if the Participant’s reduced level of participation in each such program remains substantially consistent with the average level of participation of other Participants who have positions commensurate with the Participant’s position; or

e.Any breach to the terms of this Agreement by the Company or any successor entity;

f.Any termination of Participant’s employment by the Company that is not affected pursuant to a notice of termination.

The existence of Good Reason shall not be affected by a Participant’s temporary incapacity due to physical or mental illness not constituting a Disability. A Participant’s termination shall constitute a waiver of such Participant’s rights with respect to any circumstance constituting Good Reason. A Participant’s continued employment shall not constitute a waiver of such Participant’s rights with respect to any circumstance constituting Good Reason.

Notwithstanding anything in the foregoing to the contrary, if any of the payments provided for in this Agreement would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) and but for this paragraph 5 would be subject to the excise tax imposed by Section 4999 of the Code, then the payments pursuant to this Agreement will be either (x) delivered in full or (y) reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by the Participant on an after-tax basis of the greatest amount of payments, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Any reduction in payments and/or benefits required by this provision will be made in a manner that results in the best economic benefit to the Participant.

6.Employment. Nothing in the Agreement shall interfere with or limit in any way the right of the Company to terminate the Participant’s employment at any time nor confer upon any Participant any right to continue in the employ of the Company.
7.Withholding Taxes. The Participant acknowledges and agrees that the Company has the right to deduct from any payments due to the Participant any federal, state, or local taxes required by law to be withheld with respect to the Award.
8.Compliance with Securities Laws. The Participant acknowledges that the rights of the Participant to transfer Shares in respect of the Award shall be subject to compliance with the requirement of federal and state securities laws, including, but not limited to, Rule 144 under the Securities Act of 1933.
9.Section 409A Deferred Compensation. Any portion of the Award that is determined, with respect to the Participant, to constitute deferred compensation within the meaning of Code Section 409A is intended to comply with Code Section 409A and shall be subject to the provisions in Section 19.5 of the Plan for compliance with Code Section 409A.
10.Governing Law. The Plan and this Agreement shall be construed in accordance with and governed by the laws of the State of Texas.

11.Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Participant.

IN WITNESS WHEREOF, this Agreement is executed by the Company and by the Participant as of this [•] day of [•], [•].

CULLEN/FROST BANKERS, INC.

By:    [•]

PARTICIPANT

[•]